                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [  ]

         Check the appropriate box:
         [ ] Preliminary Proxy Statement
         [ ] Confidential, for use by the Commission Only
                       (As permitted by Rule 14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                SUMMA INDUSTRIES
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

         Payment of Filing Fee (Check the appropriate box):
         [X]   No fee required.
         [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
               and 0-11.

         1)    Title of each class of securities to which transaction applies:

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         2)    Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

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         4) Proposed maximum aggregate value of transaction:

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         5) Total fee paid:

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         [  ]     Fee paid previously with preliminary materials.
         [  ]     Check  box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount previously paid:

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       (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]
                      21250 HAWTHORNE BOULEVARD, SUITE 500
                           TORRANCE, CALIFORNIA 90503


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 13, 1999


To the Stockholders of
Summa Industries:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Summa Industries, a Delaware corporation (the "Company"), will be held on December 13, 1999 at 10:00 a.m., local time, at the Marriott Hotel, 3635 Fashion Way, Torrance, California (near the southeast corner of Hawthorne and Torrance Boulevards, behind the Computax Building), for the following purposes:


     1. to elect two members to the Company's Board of Directors, each to serve for a three-year term; and

     2. to transact such other business as may properly come before the Annual Meeting and any adjournments and/or postponements thereof.


     Holders of record of Summa Common Stock at the close of business on October 15, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments and/or postponements thereof. A list of holders of record of shares of Summa Common Stock at the close of business on the Record Date will be available for inspection at the Company's headquarters during ordinary business hours for the ten-day period prior to the Annual Meeting. The Company's transfer books will not be closed.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSALS AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY RECOMMENDED THAT YOU VOTE FOR APPROVAL OF EACH SUCH PROPOSAL.

     All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you attend the Annual Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card.


                                     By Order of the Board of Directors:

                                     /s/ Trygve M. Thoresen

                                     Trygve M. Thoresen
                                     Secretary


October 28, 1999
Torrance, California

                                SUMMA INDUSTRIES

                      21250 HAWTHORNE BOULEVARD, SUITE 500
                           TORRANCE, CALIFORNIA 90503

                         -------------------------------

                                 PROXY STATEMENT

                         -------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 13, 1999


                                  INTRODUCTION

     This Proxy Statement and the accompanying form of proxy are being sent to stockholders of Summa Industries, a Delaware corporation ("Summa" or the "Company"), on or about November 4, 1999. The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") of Summa to be held on December 13, 1999 at 10:00 a.m., local time, at the Marriott Hotel, 3635 Fashion Way, Torrance, California, and at any adjournments and/or postponements thereof.

     All expenses associated with soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone or facsimile, without receiving additional compensation therefor. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

                                   RECORD DATE

     Stockholders of Summa Common Stock of record at the close of business on October 15, 1999 (the "Record Date") are entitled to notice of and to vote on all matters presented at the Annual Meeting and at any adjournments and/or postponements thereof. On the Record Date, there were 4,323,687 shares of Common Stock outstanding, held by 448 stockholders of record and an estimated 1,800 additional beneficial owners.

                                 VOTING; PROXIES

     The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting and at any adjournments and/or postponements thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share of Common Stock held on the Record Date. In accordance with the Company's Certificate of Incorporation, there will be no cumulative voting for the election of directors.

     For Proposal 1, the two director nominees receiving the highest number of votes at the Annual Meeting with a quorum present or represented will be elected. Abstentions and broker non-votes on Proposal 1 will be counted for purposes of determining the presence or absence of a quorum, but will not constitute a vote "for" or "against" the Proposal and will be disregarded in calculating the votes cast as to the Proposal.

     STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Properly executed and returned proxies, unless revoked, will be voted as directed by the stockholder, or, in the absence of such direction, by the persons named therein FOR election of each director nominee set forth in Proposal 1 in accordance with the recommendation of the Board of Directors, and in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of the Company, or by delivery of a subsequently dated proxy, or by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting without also voting will not in and of itself constitute the revocation of a proxy.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     Two of the Company's seven directors, comprising one Class of the Board of Directors of the Company, are to be elected at the Annual Meeting, each to serve for a three-year term or until his successor is elected and qualified. Two of the Company's seven directors will be elected at the next annual meeting, and three directors will be elected at the subsequent meeting.

     Should any of the nominees decline or be unable to serve as a director, the persons authorized in the proxy to vote on your behalf will vote for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxy. Each of the nominees has consented to serve as a director if elected, and the Company knows of no reason why any nominee listed below would not be available for election or, if elected, would not be willing or able to serve. Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the two director nominees set forth below.

NOMINEES

     The following table sets forth certain information concerning each of the two nominees for election as directors of the Company:


     Name                   Position with the Company     Director Since    Age
    -----                   ------------------------      --------------   ----

     David McConaughy       Director                             1990       67

     Josh T. Barnes         Director                             1996       71


     David McConaughy is currently a Principal and Partner of Data Management Resources, which supplies and maintains integrated business management systems. Previously, Mr. McConaughy was on the faculty of the University of Southern California Graduate School of Business, and has had a strategic planning consulting practice. Mr. McConaughy holds a Masters in Business Administration and a PhD in Administrative Science and Economics from The Ohio State University. Mr. McConaughy is the Chairman of the Company's Audit Committee and a member of the Company's Compensation Committee.

     Josh T. Barnes became a director of the Company upon consummation of the acquisition of LexaLite International Corporation by the Company in 1996. Mr. Barnes founded LexaLite and lead the company as a director and Chief Executive Officer from its formation in 1963 until his retirement in 1997. Mr. Barnes is a registered professional mechanical engineer in Michigan, the holder of several lighting related patents, a member of the Illuminating Engineering Society and the Society of Plastic Engineers. Mr. Barnes recently completed two terms as the Mayor of Charlevoix, Michigan and is a director and Chief Executive Officer of Business Activities Corporation. Mr. Barnes is a graduate of the Lawrence Institute of Technology (Civil) and the U.S. Army Corps of Engineers Officer Candidate School.

DIRECTORS NOT STANDING FOR ELECTION


     Name                            Position with the Company      Age           Director Since        Term Expires
     ----                            -------------------------      ---           --------------        ------------

     Michael L. Horst                Director                       53             1978                       2000

     William R. Zimmerman            Director                       72             1987                       2000

     James R. Swartwout              Chairman, President,           53             1990                       2001
                                     Chief Executive Officer
                                     & Chief Financial Officer

     Byron C. Roth                   Director                       36            1994                       2001

     Jack L. Watts                   Director                       51            1999                       2001

     Michael L. Horst is a real estate consultant, educator and developer, and is currently a Vice President of the Urban Land Institute ("ULI"), a not-for-profit research and education organization based in Washington, D.C., providing responsible leadership in the use of land. Mr. Horst also serves as an Adjunct Professor on the faculty at the University of Southern California, is a co-founder of the Shenoa Retreat and Learning Center in Northern California, and serves on the board of directors of the Shenoa Retreat Center Owners Association. Prior to joining ULI, Mr. Horst was an Affiliated Principal with EDAW, Inc., San Francisco, California, where he practiced strategic planning and urban design. Mr. Horst holds a Masters in Business Administration from Stanford University and was a Loeb Fellow at the Harvard Graduate School of Design. Mr. Horst is a member of the Company's Audit Committee.

     William R. Zimmerman is the President of Zimmerman Holdings, Inc., a private investment company. He has previously served as President of Monogram Industries, Inc., President of Swedlow, Inc., and Executive Vice President of Avery International. Mr. Zimmerman also serves as a director of Eagle Precision Industries, Inc. and Oso Technologies. Mr. Zimmerman holds a Bachelor of Science and a Masters degree in Industrial Management, both from the Sloan School of the Massachusetts Institute of Technology. Mr. Zimmerman is a member of the Company's Compensation Committee.

     James R. Swartwout has been Chairman of the Board of Directors of the Company since August 1990, and Chief Executive Officer since July 1990. Prior to that he was President and Chief Operating Officer since August 1989. He joined the Company in October 1988 as its Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Swartwout was a principal in a private leveraged buyout venture. From April 1984 to December 1986, Mr. Swartwout was Executive Vice President of Delphian Corporation, Sunnyvale, California, a manufacturer of analytical instruments, and had held management positions at Farr Company, El Segundo, California, a manufacturer of industrial filtration systems. He earlier worked for American Air Filter Co. and Eastman Kodak Co., and is a former U.S. Navy officer. Mr. Swartwout holds a Bachelor of Science degree in Industrial Engineering from Lafayette College and a Masters in Business Administration from the University of Southern California.

     Byron C. Roth is the Chairman and Chief Executive Officer of the investment banking firm of Cruttenden Roth and the Chairman of RedChip.com. Previously, he was Managing Director of Corporate Finance at Cruttenden Roth. Mr. Roth holds a BBA from the University of San Diego and a Masters in Business Administration from Cornell University.

     Jack L. Watts was recently appointed by the Company's Board of Directors to fill the vacancy created by the death of director Coalson C. Morris. Mr. Watts has been the Chief Executive Officer of Portola Packaging, Inc., a manufacturer of plastic packaging products, since 1986. Mr. Watts is also the Chief Executive Officer of Sand Hill Systems, Inc., a new venture developing e-commerce tools for non-internet businesses. Mr. Watts is a founding partner of The Portola Company, an investment partnership focused on acquisitions. Prior to 1986, Mr. Watts was founder and Chairman of Faraday Electronics, an original equipment manufacturer of software, computers and terminals. Mr. Watts also serves as a director of Portola Packaging, Inc., Sand Hill Systems, Inc., Portola Minerals Co., FloStor Engineering, and Fresco Restaurant Co. Mr. Watts holds a Bachelor of Science degree in Industrial Engineering from Oklahoma State University and a Masters in Business Administration from Stanford University.

MEETINGS OF THE BOARD; COMMITTEES AND DIRECTOR COMPENSATION

     During fiscal 1999, in addition to actions taken by unanimous written consent, there were four meetings of the Company's Board of Directors. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he serves, other than Mr. Watts who was appointed to the Board of Directors subsequent to fiscal year end. The Company has two standing committees, the Audit Committee and the Compensation Committee. The principal duties of the Audit Committee are to advise the Board on audit matters affecting the Company, including recommendations as to the appointment of independent outside auditors, reviewing with such auditors the scope of its audit engagement, meeting with the Company's management and independent outside auditors to discuss matters relating to internal accounting controls and results of audits performed. The principal duties of the Compensation Committee are to administer the Company's executive compensation programs, including establishing base salaries, discretionary bonuses and stock option grants for executive officers. The current members of the Audit Committee are Messrs. Horst and McConaughy, and the current members of the Compensation Committee are Messrs. McConaughy and Zimmerman. During fiscal 1999, the Audit Committee held one meeting attended by all members, and the Compensation Committee held two meetings attended by all members.

     Non-employee directors of the Company receive a fee of $1,000 for each Board meeting attended and are reimbursed for travel expenses connected with a Board meeting. Non-employee directors serving on committees receive a $1,000 fee for each committee meeting attended. In addition, directors who are not employees of the Company are currently entitled to an annual grant of a Nonstatutory Stock Option to acquire up to 4,000 shares of the Company's Common Stock issued under the Company's stock option plans on the date of the Company's annual meeting, with an exercise price equal to the average of the closing prices on each of the trading days on which the stock trades, beginning on the second day after release of annual earnings and ending on the second day prior to the annual meeting. Non-employee directors serving on committees are currently entitled to an annual grant of a Nonstatutory Stock Option to acquire up to 2,000 additional shares, calculated in the same manner. During fiscal 1999, each outside director was granted a Nonstatutory Stock Option to acquire up to 2,500 shares of the Company's Common Stock at $8.771 per share, except for Mr. Watts who received an initial Nonstatutory Stock Option to acquire up to 5,000 shares of the Company's Common Stock at $12.50 per share upon his appointment to the Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     Set forth in the table below are the names, ages and offices held by the executive officers of the Company:


          Name                         Age       Position
          ----                         ---       ---------
          James R. Swartwout           53        Chairman, President,
                                                 Chief Executive Officer
                                                 & Chief Financial Officer

          Trygve M. Thoresen           35        Vice President, Secretary &
                                                 General Counsel

          Paul A. Walbrun              57        Vice President & Controller

     James R. Swartwout has been Chairman of the Board of Directors of the Company since August 1990, and Chief Executive Officer since July 1990. Prior to that he was President and Chief Operating Officer since August 1989. He joined the Company in October 1988 as its Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Swartwout was a principal in a private leveraged buyout venture. From April 1984 to December 1986, Mr. Swartwout was Executive Vice President of Delphian Corporation, Sunnyvale, California, a manufacturer of analytical instruments, and had held management positions at Farr Company, El Segundo, California, a manufacturer of industrial filtration systems. He earlier worked for American Air Filter Co. and Eastman Kodak Co., and is a former U.S. Navy officer. Mr. Swartwout holds a Bachelor of Science degree in Industrial Engineering from Lafayette College and a Masters in Business Administration from the University of Southern California.

     Trygve M. Thoresen joined the Company as Vice President, Secretary and General Counsel upon consummation of the acquisition of Calnetics Corporation, Chatsworth California, in October 1997. From January 1997 until October 1997, Mr. Thoresen served as Vice President-Finance, General Counsel and Assistant Secretary of Calnetics. Prior to that, from September 1992 until January 1997, Mr. Thoresen was a corporate, mergers and acquisitions and securities attorney with Gibson, Dunn & Crutcher LLP, Irvine, California. From August 1989 until May 1992, Mr. Thoresen attended Hastings College of the Law. Prior to law school, Mr. Thoresen was a senior accountant at KPMG Peat Marwick LLP, and he is a Certified Public Accountant in the State of California (currently inactive). In addition, Mr. Thoresen holds a Bachelor of Arts degree in Business Administration from the University of California, Santa Barbara.

     Paul A. Walbrun has served as Vice President and Controller of the Company since October 1997, and was Vice President, Secretary and Controller of the Company from October 1994 until October 1997. From July 1994 until its sale in June 1996, Mr. Walbrun served as Vice President and Controller of the Company's former subsidiary, Morehouse-COWLES, Inc. Before joining the Company, Mr. Walbrun was the Director of Financial Reporting for Bird Medical Technologies, Inc. and Controller of Stackhouse, Inc., a Bird Medical Technologies manufacturing subsidiary, and is a former U.S. Navy officer. Mr. Walburn holds a Bachelor of Business Administration with accounting major from the University of Wisconsin, Madison.

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth all compensation paid or accrued by the Company for services rendered in all capacities during the three fiscal years ended August 31, 1999 by the Chief Executive Officer and the two other most highly compensated executive officers of the Company. There were no other executive officers of the Company whose total salary and bonus exceeded $100,000 in the 1999 fiscal year.

                                                                         Long-Term Compensation
                                                                      -----------------------------
                                          Annual Compensation              Awards          Payouts
                             --------------------------------------   ------------------  ---------
Name and                                                              Stock                 LTIP          All Other
--------                               Salary    Bonus      Other     Awards    Options    Payouts      Compensation
Principal Position             Year       $        $          $         $        #(2)         $              $(3)
------------------           --------  -------  ---------  --------   --------  --------   --------     ------------

James R. Swartwout,          1999      250,000    120,000       ---       ---     25,000       ---             9,420
Chairman, Chief              1998      183,333     75,000       ---       ---     50,000       ---             9,332
Executive Officer &          1997      142,500     40,000       ---       ---     25,000       ---             9,006
Chief Financial Officer

Trygve M. Thoresen,          1999      133,519     55,000       ---       ---     16,000       ---              926
Vice President, Secretary    1998      120,000     45,000       ---       ---      7,292       ---            1,018
& General Counsel(1)         1997      107,692     15,000       ---       ---     64,615       ---              210

Paul A. Walbrun,             1999       91,364     35,000       ---       ---     11,000       ---              649
Vice President &             1998       80,793     25,000       ---       ---     12,000       ---              621

                                       5

Controller                   1997       78,796     24,000       ---       ---     10,000       ---              470

-------------------------
(1) In the 1997 fiscal year, Mr. Thoresen was employed by Calnetics Corporation until its acquisition by the Company in October 1997. Therefore, compensation information for Mr. Thoresen for the 1997 fiscal year relates to his employment by Calnetics. In connection with the acquisition of Calnetics, 50,000 stock options then held by Mr. Thoresen were converted into 64,615 options to purchase shares of the Company's Common Stock.

(2) All options currently held by such executive officers consist solely of Nonstatutory Stock Options.

(3) Includes payments for a long term disability insurance policy, a life insurance policy, contributions to the Company's 401(k) Plan and/or automobile allowance. In addition, Messrs. Thoresen and Walbrun each have use of a Company automobile.

EMPLOYMENT AGREEMENTS

     In March 1994, the Company entered into an employment agreement with James
R. Swartwout under which he is to be paid an annual base salary to be determined by the Board of Directors, and an annual bonus of up to 40% of his base salary, to be determined by the Board of Directors based upon the performance of the Company during the preceding fiscal year, payable in cash or stock at his election. In the event of his termination, other than for cause, Mr. Swartwout is entitled to severance pay equal to six months of his current compensations. In the event of a "change in control" of the Company (defined as the acquisition by a person or group of either 30% or more of the Company's voting power or the right to elect a majority of the Company's directors, the sale of 50% or more of the total fair market value of the Company's assets, or a specified change in the composition of the Company's Board of Directors), and regardless of whether his employment is terminated as a result of such event, Mr. Swartwout would be entitled to receive as a special bonus an amount equal to two year's base salary at the level then being paid to him. In January 1998, the Company and Mr. Swartwout amended the employment agreement to provide for an annual base salary of $200,000, as may be increased by the Board of Directors from time to time, and to increase the potential annual bonus to up to 60% of base salary.

     Pursuant to a change in control agreement originally entered into in January 1997 between Trygve M. Thoresen and Calnetics Corporation and assumed by the Company upon consummation of the acquisition of Calnetics, in the event that there is a change in control of the Company and, thereafter, Mr. Thoresen is terminated without cause or resigns from the successor for "good reason," the successor will be required to pay Mr. Thoresen a lump sum distribution equal to one year's salary and bonus.

STOCK OPTION PLANS

     In 1984, the Board of Directors and stockholders of the Company approved the Summa Industries 1984 Stock Option Plan (the "1984 Plan"), under which options to acquire an aggregate of 25,000 shares of the Company's Common Stock were available for grant to key employees, directors, consultants, vendors and others. The 1984 Plan expired in 1994 and, therefore, no additional options may be granted thereunder. As of August 31, 1999, options to acquire 15,500 shares of Common Stock remained outstanding and exercisable, consisting of options to purchase 12,500 shares granted to Mr. Swartwout and 3,000 to Mr. Walbrun. The price at which such options may be exercised ranges from $3.50 to $5.00, the market price of the stock on the date of grant. As of August 31, 1999, options for 5,875 shares had been exercised under the 1984 Plan.

     In December 1991, the Board of Directors and stockholders approved the Summa Industries 1991 Stock Option Plan (the "1991 Plan") under which options to acquire an aggregate of 150,000 shares of the Company's Common Stock may be granted to key employees, directors, consultants, vendors and others, as determined by the Board of Directors or the Compensation Committee. As of August 31, 1999, options to acquire 149,650 shares of Common Stock had been granted, including options to purchase 25,000 shares granted to Mr. Swartwout and 21,000 to Mr. Walbrun. Options to acquire 350 shares of Common Stock remain available for future grant. The price at which the options may be exercised ranges from $2.72 to $12.50, the market price of the stock on the date of grant. During the fiscal year ended August 31, 1999, options for 7,500 shares became exercisable. As of August 31, 1999, options for 79,401 shares were exercisable, and 41,750 had been exercised.

     In December 1995, the Board of Directors and stockholders approved the Summa Industries 1995 Stock Option Plan (the "1995 Plan") under which options to acquire an aggregate of 250,000 shares of Common Stock may be granted to key employees, directors, consultants, vendors, customers and others, as determined by the Board of Directors or the Compensation Committee. In January 1998, the Board of Directors and stockholders amended the 1995 Plan to increase the number of shares of Common Stock that may be granted thereunder from 250,000 to 350,000, As of August 31, 1999, options to acquire 349,723 shares of Common Stock had been granted, including options to purchase 75,000 shares granted to Mr. Swartwout and 6,000 to Mr. Thoresen. Options to acquire 277 shares of Common Stock remain available for future grant. The price at which options may be exercised ranges from $3.613 to $14.563, the market price of the stock on the date of grant. During the fiscal year ended August 31, 1999, options for 56,125 shares became exercisable. As of August 31, 1999, options for 176,175 shares were exercisable, and 53,298 had been exercised.

     In December 1998, the Board of Directors and stockholders approved the Summa Industries 1999 Stock Option Plan (the "1999 Plan") under which options to acquire an aggregate of 500,000 shares of Common Stock may be granted to key employees, directors, consultants, vendors, customers and others, as determined by the Board of Directors or the Compensation Committee. As of August 31, 1999, options to acquire 41,000 shares of Common Stock had been granted, including options to purchase 25,000 shares granted to Mr. Swartwout, 10,000 to Mr. Thoresen and 5,000 to Mr. Walbrun. Options to acquire 459,000 shares of Common Stock remain available for future grant. The price at which options may be exercised ranges from $9.375 to $12.75, the market price of the stock on the date of grant. As of August 31, 1999, no options were exercisable or had been exercised.

STOCK OPTION GRANTS

The following table sets forth information concerning options granted to each of the named executive officers during fiscal 1999.


                                          Individual Grants
                             ---------------------------------------                    Potential Realizable Value
                                             Percentage                                 at Assumed Annual Rates of
                                              of Total                                 Stock Price Appreciation for
                                              Options                                       Option Term ($)(2)
                                             Granted to      Exercise                  -----------------------------
                               Options      Employees in    Price         Expiration
Name                         Granted(#)(1) Fiscal 1999(%)  per Share($)      Date           5%               10%
----                         ------------- --------------  ------------  ------------  ------------       ----------

James R. Swartwout                25,000          16.5          9.75        12/11/08       153,293          388,475
Trygve M. Thoresen                 6,000                        7.75         9/25/08        29,244           74,109
                                  10,000          10.6          9.38          3/5/09        58,990          149,493
Paul A. Walbrun                    6,000                        7.75         9/25/08        29,244           74,109
                                   5,000           7.3          9.38          3/5/09        29,495           74,747

-----------------
(1) All options granted in fiscal 1999 are Nonstatutory Stock Options with exercise prices per share equal to the market price of the Company's Common Stock on the date of grant. All of the options set forth in the table above vest in one-forth increments commencing with the first anniversary of the grant date.

(2) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated pursuant to requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Common Stock.

STOCK OPTION EXERCISES

     The following table sets forth information regarding options exercised during fiscal 1999 by executive officers of the Company, as well as the aggregate value of unexercised options held by each executive officer at August 31, 1999. The Company has no stock appreciation rights, either freestanding or in tandem with options.

                                                                                           Value of Unexercised
                                                          Number of Unexercised            In-The-Money Options
                                                      Options at Fiscal Year End(#)        at Fiscal Year End ($)(1)
                              Shares                  -----------------------------   ------------------------------
                           Acquired on       Value
Name                         Exercise      Realized    Exercisable    Unexercisable    Exercisable   Unexercisable
----                       ------------  -----------  ------------   --------------   ------------  --------------
James R. Swartwout               ---           ---       62,500             75,000       611,038         423,475
Trygve M. Thoresen               ---           ---       66,438             21,469       635,022          97,368
Paul A. Walbrun                  ---           ---       16,000             25,000       138,508         160,950

---------------------
(1) Calculated based upon the closing price of the Company's Common Stock as reported on The Nasdaq National Market on August 31, 1999, which was $14.563 per share.

401(K) PLAN

     The Company has adopted and maintains a Section 401(k) Plan (the "401(k) Plan") in compliance with relevant ERISA regulations. The 401(k) Plan allows employees to defer specified percentages of their compensation in a tax-deferred trust. The Company may make matching contributions to the 401(k) Plan and may make additional profit-sharing contributions at the discretion of the Board of Directors. The total Company contribution to all employees' 401(k) accounts in fiscal 1999 was $699,000. Each of the named executive officers participates in the 401(k) Plan.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Company has adopted and maintains an Employee Stock Ownership Plan (the "ESOP"). Under the ESOP, the Company may make contributions to the ESOP trust for purchases of shares of the Company's Common Stock, or may contribute Common Stock directly to the ESOP trust. The shares are then allocated by the ESOP trustee to each participant based on the ratio that such participant's compensation bears to the total compensation for all applicable participants. The total cash contribution by the Company to the ESOP in fiscal 1999 was $278,000. None of the named executive officers participated in the ESOP during fiscal 1999.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee appointed by the Board of Directors generally administers the Company's executive compensation programs. The Compensation Committee consists solely of outside directors. It is the policy of the Compensation Committee to establish compensation levels for executive officers which reflect the Company's overall performance, responsibilities and contributions to the long-term growth and profitability of the Company. The Compensation Committee determines compensation based on its evaluation of the Company's overall performance, including various quantitative factors, primarily the Company's financial performance, sales and earnings against the Company's operating plan, as well as various qualitative factors such as new product development, the Company's product and service quality, the extent to which the executive officers have contributed to forming a strong management team, and other factors which the committee believes are indicative of the Company's ongoing ability to achieve its long-term growth and profit objectives. In determining the base salary and bonus for James R. Swartwout, the Chief Executive Officer of the Company, the Compensation Committee considered the foregoing factors. From time to time, the Compensation Committee makes its decisions in concert with all outside members of the Board of Directors.

     BASE SALARY AND DISCRETIONARY BONUS. The principal component of the compensation of the executive officers is their base salaries. The Compensation Committee also retains discretion to award bonuses based on corporate or individual performance. The Compensation Committee evaluates the practices of various industry groups, market data, including data obtained from time to time from outside compensation consultants, and other economic information to determine the appropriate ranges of base salary levels which will enable the Company to retain and incentivize the Chief Executive Officer and, to a lesser extent, the other executive officers. Throughout the year, the members of the Compensation Committee review the corporate and individual performance factors described above. The Compensation Committee, based upon its review of performance for the previous year and its review of the Company's operating plan, establishes salary levels and awards any bonuses to the Chief Executive Officer and the other executive officers.

     STOCK OPTIONS. The Compensation Committee also considers the grant of stock options to the Company's key employees, including the executive officers. The purpose of the stock option program is to provide incentives to the Company's management and other employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. Individual amounts of stock option grants to executive officers are derived based upon review of competitive compensation practices with respect to the same or similar executive positions, overall corporate performance and individual performance.

                                                       COMPENSATION COMMITTEE:

                                                       David McConaughy
                                                       William R. Zimmerman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last completed fiscal year, Messrs. McConaughy and Zimmerman served as members of the Compensation Committee. Neither member of the Compensation Committee was or is an officer or employee of the Company. The Compensation Committee reviews the performance and establishes the compensation of Messrs. Swartwout, Thoresen and Walbrun. There are no compensation committee interlocks between the Company's Compensation Committee and other entities involving the Company's executive officers and committee members who serve as executive officers or committee members of such other entities.

STOCK PERFORMANCE GRAPH



COMPARISON OF CUMULATIVE TOTAL RETURN AMONG SUMMA INDUSTRIES,
PEER GROUP INDEX AND RUSSELL 2000 INDEX

                                    ----------------------------FISCAL YEAR ENDING----------------------------
COMPANY/INDEX/MARKET                8/31/1994    8/31/1995    8/30/1996    8/29/1997    8/31/1998    8/31/1999

Summa Ind                              100.00       82.61       104.35        108.70     132.61        253.26

Peer Group Index                       100.00      109.55       114.72        138.45     135.80        147.87

Russell 2000 Index                     100.00      128.00       134.00        172.77     139.25        139.25


Note:

The peer group index is derived from the following peer group selected by the Company in good faith: Alltrista Corporation; Atlantis Plastics Inc.; Channell Commercial Corporation; Core Materials Corp.; Eagle Pacific Industries, Inc.; Furon Co.; Lamson & Sessions Co.; Lund International Holdings; Myers Industries Inc.; Raven Industries Inc.; Reunion Industries Inc.; Rotonics Manufacturing Inc.; Spartech Corp.; Triple S Plastics Inc.; Tuscarora Inc.; and Uniroyal Technologies Corp. Members of the peer group are more similar to the Company in lines of business, size and market capitalization than any readily available industry index of which the Company is aware.


                    Assumes $100 Invested on September 1, 1994
                           Assumes Dividends Reinvested
                        Fiscal Year Ending August 31, 1999

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by, among others,
(i) all persons or groups known by the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each director of the Company and each nominee for director, (iii) each executive officer of the Company named in the Summary Compensation Table above, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person listed below has sole voting and investment power with respect to the shares beneficially owned by such person, subject to applicable community property laws, and the address of each such person is care of the Company, 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503.


                                                                       Shares                Percent
                                                                   Beneficially                  of
Name and Address of Beneficial Owner                                 Owned(1)                Class(%)
------------------------------------                               -------------             --------

Summa Industries Employee Stock Ownership Trust(2)                      596,336                13.8

Summa Industries 401(k) Plan Trust(3)                                   118,903                 2.8

Michael L. Horst(4)                                                      23,221                  *

William R. Zimmerman(4)                                                  15,025                  *

James R. Swartwout(4)(5)                                                141,650                 3.2

David McConaughy(4)                                                      17,500                  *

Byron C. Roth(4)                                                         17,500                  *

Josh T. Barnes(4)(6)                                                    120,384                 2.8

Jack Watts (4)                                                            5,000                  *

Trygve M. Thoresen(4)(5)                                                 70,788                 1.6

Paul A. Walbrun(4)(5)                                                    23,320                  *

All directors and executive
officers as a group (9 persons)(4)(5)                                   434,388                 9.5

----------------------
*    Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, based on information furnished by each person listed. Ownership shown include shares which each named stockholder has the right to acquire within sixty days of the Record Date. In calculating percentage ownership, all shares which a named stockholder has the right to so acquire are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Listed persons may disclaim beneficial ownership of certain shares.

(2) Consists entirely of shares of the Company's Common Stock held in trust for participants in the Company's Employee Stock Ownership Plan ("ESOP"). The ESOP is administered by a committee comprised of three Company employees, and the trustee of the ESOP trust is Comerica Bank - California. The trustee has voting and limited investment power over any shares held by the ESOP trust that have not been allocated to individual participant's accounts. The administrator has the power to direct the trustee as to the voting of any such unallocated shares held by the ESOP trust. The administrator and the trustee disclaim beneficial ownership of shares held by the ESOP trust (except shares, if any, allocated to a person's individual account under the ESOP), and the ESOP shares are not reported as beneficially owned by the administrator or the trustee (except shares, if any, allocated to a person's individual account under the ESOP).

(3) Consists entirely of shares of the Company's Common Stock held in trust for participants in the Company's 401(k) Plan. Participants in the 401(k) Plan may elect to have up to 25% of their contributions allocated to the purchase of shares of the Company's Common Stock. The 401(k) Plan is administered by the Company, and the trustee of the 401(k) Plan trust is Delaware Charter Guarantee & Trust Company, a wholly owned subsidiary of The Principal Financial Group. With limited exceptions, the administrator has the power to direct the trustee as to the voting of any shares of the Company's Common Stock held in the 401(k) Plan trust. The administrator and the trustee disclaim beneficial ownership of shares held by the 401(k) Plan trust (except shares, if any, allocated to a person's individual account under the 401(k) Plan), and the 401(k) Plan shares are not reported as beneficially owned by the administrator or the trustee (except shares, if any, allocated to a person's individual account under the 401(k) Plan).

(4) Includes currently exercisable stock options to purchase shares of the Company's Common Stock and/or options that will be exercisable within sixty days of the Record Date.

(5) Includes shares of the Company's Common Stock held in trust for such participant in the Company's 401(k) Plan.

(6) Includes 17,000 shares held by a charitable remainder trust and 57,790 shares held by several living trusts over which Mr. Barnes has voting and/or investment control. Does not include shares, the quantities of which, if any, are unknown to Mr. Barnes, held by certain children and/or grandchildren of Mr. Barnes and with respect to which he has no control or pecuniary interest and disclaims beneficial ownership.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is obligated to pay fees and commissions on sales of certain products to one of its directors pursuant to pre-existing agreements with a subsidiary of the Company acquired in fiscal 1997. The Company made a one-time payment of $365,000 in fiscal 1997 to modify such agreements. Total fees and commission paid in fiscal 1999 were $172,207. The agreements continue until 2009.

     The former president of a subsidiary of the Company is a director of and owns approximately nine percent of the stock of and has guaranteed payment of certain indebtedness of a vendor to the Company pursuant to a long-standing business relationship which pre-dates the acquisition of that subsidiary. For its fiscal year ended August 31, 1999, the subsidiary purchased $1,079,134 in services from that vendor. The amounts paid for such purchases are considered to be at commercially competitive rates.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Officers, directors and such more than ten percent beneficial owners are required to furnish the Secretary of the Company with copies of all such forms which they file.

     To the Company's knowledge, bases solely upon the Company's review of such reports or written representations from certain reporting persons that no reports were required, the Company believes that during fiscal 1999, all of its directors and executive officers complied with Section 16(a) requirements, except reports filed late on Form 5 by Josh Barnes and Byron Roth relating to stock options received and/or exercised and beneficial ownership thereof.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP was the Company's independent auditors for the fiscal year ended August 31, 1999 and may be engaged to audit the Company's financial statements for the fiscal year ending August 31, 2000. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, and to be available to respond to questions. These representatives will have an opportunity to make a statement.

                                  ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1999 ("Annual Report"), which contains audited financial statements of the Company, has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy solicitation material. ANY STOCKHOLDER WHO HAS NOT RECEIVED A COPY OF THE ANNUAL REPORT MAY OBTAIN ONE AT NO CHARGE BY WRITING TO THE SECRETARY OF THE COMPANY AT THE ADDRESS GIVEN ON THE FIRST PAGE OF THIS PROXY STATEMENT. THE COMPANY WILL FURNISH TO ANY STOCKHOLDER OF THE COMPANY ANY SPECIFIC EXHIBIT(S) TO THE ANNUAL REPORT UPON WRITTEN REQUEST AND UPON PAYMENT OF THE COMPANY'S REASONABLE COSTS TO FURNISH SUCH EXHIBIT(S).

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders for the 2000 fiscal year must be received in writing by the Secretary of the Company at the address given on the first page of this Proxy Statement not later than July 6, 2000.

     Stockholders who do not present proposals for inclusion in the proxy statement for the Company's Annual Meeting of Stockholders for the 2000 fiscal year but who still intend to submit a proposal at the 2000 annual meeting must comply with the detailed notice procedures set forth in the Company's bylaws in a timely manner (received by the Company not less than twenty nor more than sixty days prior to the meeting). A complete copy of the Company's bylaws will be provided without charge, upon written or oral request, to any stockholder to whom this Proxy Statement is being sent. Requests should be made to the Corporate Secretary of the Company at 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503; telephone (310) 792-7024; facsimile (310) 792-7079; email IR@summaindustries.com.

                                  OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.






                                         By Order of the Board of Directors:

                                         /s/ Trygve M. Thoresen

                                         Trygve M. Thoresen
                                         Secretary



Torrance, California
October 28, 1999

PROXY

         (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

                                SUMMA INDUSTRIES
              21250 HAWTHORNE BLVD., SUITE 500, TORRANCE, CA 90503
           ANNUAL MEETING OF STOCKHOLDERS, MONDAY, DECEMBER 13, 1999

    The undersigned hereby appoints James R. Swartwout and Trygve M. Thoresen, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Summa Industries ("Summa") held of record by the undersigned on October 15, 1999 at the Annual Meeting of Stockholders to be held on December 13, 1999, and at any adjournments and/or postponements thereof.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR EACH OF THE OTHER PROPOSALS SET FORTH HEREON. The following matters are proposed by the Company.

IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

PROPOSAL 1: ELECTION OF ONE CLASS OF DIRECTORS as follows:

  / /  FOR all nominees listed below  / /  WITHHOLD AUTHORITY for all nominees

    NOMINEES: CLASS: DAVID MCCONAUGHY AND JOSH T. BARNES, EACH FOR A THREE-YEAR TERM

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, MARK FOR ABOVE AND CROSS OUT THE NAME(S) OF THE NOMINEES WITH RESPECT TO WHOM AUTHORITY IS WITHHELD.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

PROPOSAL 2: In their discretion, the Proxies are authorized to vote upon all other business as may properly come before the meeting and any adjournments and/ or postponements thereof.

                                             DATED
                                            -----------------------------------,
                                             1999

                                             -----------------------------------
                                                          SIGNATURE

                                             -----------------------------------
                                                  SIGNATURE IF HELD JOINTLY

                                             PLEASE SIGN EXACTLY AS NAME APPEARS
                                             BELOW. WHEN SHARES ARE HELD BY
                                             JOINT TENANTS, BOTH SHOULD SIGN.
                                             WHEN SIGNING AS ATTORNEY, AS
                                             EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                             GUARDIAN, PLEASE GIVE FULL TITLE AS
                                             SUCH. IF A CORPORATION, PLEASE SIGN
                                             IN FULL CORPORATE NAME BY PRESIDENT
                                             OR OTHER AUTHORIZED OFFICER. IF A
                                             PARTNERSHIP, PLEASE SIGN IN
                                             PARTNERSHIP NAME BY AUTHORIZED
                                             PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.